Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the National Interstate Corporation Long Term Incentive Plan and to the incorporation by reference therein of our report dated April 15, 2004 (except Note 16, as to which the date is December 6, 2004), with respect to the consolidated financial statements and schedules of National Interstate Corporation included in its Registration Statement (Form S-1 No. 333-119270) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 25, 2005